Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 14, 2014

HURCO NAMES SONJA K. MCCLELLAND VICE PRESIDENT, SECRETARY, TREASURER AND CHIEF FINANCIAL OFFICER

INDIANAPOLIS, INDIANA – March 14, 2014 – Hurco Companies, Inc. (NASDAQ Global Market: HURC)

Hurco Companies, Inc., based in Indianapolis, Indiana announced today the promotion of Sonja K. McClelland to Vice President, Secretary, Treasurer and Chief Financial Officer. This decision was approved by Hurco’s Board of Director’s on March 13, 2014. Most recently Ms. McClelland served as Corporate Controller, Assistant Secretary and Principal Accounting Officer.

Ms. McClelland has been with Hurco Companies, Inc. since September 1996. She has had a progressive role in the development of business both domestically and internationally during her eighteen years with the Company. Her strategic leadership assisting with all facets of the business, financially and operationally, is an important asset that she brings to the office as Chief Financial Officer.

“I have great confidence in Sonja’s appointment to Chief Financial Officer” said Michael Doar, Chairman and Chief Executive Officer. “She has played a key role in the Company’s growth and expansion during her tenure at Hurco and I look forward to her continued success in this new role with the Company.”

Prior to joining Hurco Companies, Inc., Ms. McClelland worked at Arthur Andersen LLP in Indianapolis. She received a Bachelor Degree of Science in Accounting from Ball State University.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, China and Italy, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America. Web Site: www.hurco.com

Contact:	Michael Doar

Chairman and Chief Executive Officer

317-293-5309